Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hebron Technology Co., Ltd. on Form F-3 (File No. 333- 222995) and this Form 20-F of our report dated April 25, 2018 relating to the consolidated balance sheets of Hebron Technology Co., Ltd. and subsidiaries as of December 31, 2017, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, which appears in this Annual Report on Form 20-F. We also consent to the reference to us under the heading “Experts” in such Form 20-F.

/s/ Friedman LLP

New York, New York

May 15, 2019